UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):      [ ] Form 10-K    [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q
                  [ ] Form N-SAR

          For the Period Ended:
                                -----------------------
          [ ] Transition Report on Form 10-K
          [ ] Transition  Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition  Report on Form 10-Q
          [ ] Transition Report on Form N-SAR
          For the Transition Period Ended:
                                           ----------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
One Memorial Drive
St. Louis, MO  63012
Telephone - (314) 206-4600
Commission File No. 0-10287
State of Organization: Missouri
IRS Employer Identification No. 43-1182535

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PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        | (a)  The reasons  described in  reasonable  detail in Part III of this
        |      form  could  not be  eliminated  without  unreasonable  effort or
        |      expense;
        | (b) The subject annual report, semi-annual report, transition report { } | on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof
        | will be filed on or before the fifteenth calendar day following | the prescribed due date; or the subject quarterly report or | transition report on Form 10-Q, or portion thereof will be filed | on or before the fifth calendar day following the prescribed due
        |      date; and
        | (c)  The  accountant's  statement  or other  exhibit  required by Rule
        |      12b-25(c) has been attached if applicable.


Part III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Registrant is reviewing specific issues relating to its Form 10-Q. The Registrant anticipates this will be done in a timely manner.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Glenda F. White                    314                       206-4604
      ---------------                    ---                       --------
          (Name)                     (Area Code)              (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof? [ ] Yes [X] No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.


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                    NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
                (Name of registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: April 16, 2001                       By:  /S/Patricia A. Nooney
      --------------                            --------------------------------
                                                Patricia A. Nooney

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